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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contacts:  John M. Rudey                    Stefanie King
           U.S. Timberlands Company, L.P    Edelman Financial
           (212) 755-1100                   (212) 704-8291



                   U.S. TIMBERLANDS NAMES THOMAS C. THEOBALD
                             TO BOARD OF DIRECTORS


KLAMATH FALLS, Ore.,  January 5, 1998 -- U.S. Timberlands Company, L.P. (Nasdaq:
TIMBZ) announced today that Thomas C. Theobald has been elected to the Board of Directors of the Company's General Partner and named Chairman of the Finance Committee.

Theobald, 60, is currently Managing Director, William Blair Capital Partners, L.L.C. Prior to joining William Blair, Mr. Theobald was Chairman and Chief Executive Officer of Continental Bank Corporation, which was acquired by BankAmerica in 1994. Before joining Continental Bank in 1987, Mr. Theobald was Vice Chairman of Citicorp and Citibank N.A. Throughout his 27 year tenure with Citicorp, he successively headed consumer banking in Australia, investment and management worldwide, corporate banking globally, and investment banking worldwide.

Mr. Theobald is a 1958 magna cum laude graduate of Holy Cross College and earned his MBA from Harvard Graduate School of Business where he was a Baker Scholar.

John M. Rudey, chairman of U.S. Timberlands, stated, "We are pleased to have attracted to U.S. Timberlands an executive whose extensive experience will be integral to the growth and development of our business. As we enter our first full year as a public company, Tom's counsel as a member of our Board will be invaluable."

Thomas C. Theobald, commented, "I look forward to working with the other members of the Board and participating in the future of this exciting company."

U.S. Timberlands Company, L.P. owns approximately 630,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing total merchantable timber volume estimated to be approximately 2.2 billion board feet in Oregon east of the Cascade Range. U.S. Timberlands specializes in the growing of trees and the sale of logs and standing

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timber.  Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for the use in new residential home construction, home remodeling and repair and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

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